PRESS RELEASE
Contacts:

Nipro Corporation	Home Diagnostics, Inc.
Luis Candelario	Investors:
President	Ronald L. Rubin
Nipro Medical Corporation	Chief Financial Officer
(305) 599-7174	Home Diagnostics, Inc.
(954) 332-2128

The Ruth Group
Nick Laudico / Zack Kubow (investors)
(646) 536-7030 / 7020
nlaudico@theruthgroup.com
zkubow@theruthgroup.com
NIPRO CORPORATION AND HOME DIAGNOSTICS, INC. ANNOUNCE COMPLETION OF MERGER
     OSAKA, JAPAN AND MIAMI, FLORIDA USA — March 15, 2010 — Nipro Corporation (Tokyo Stock Exchange and Osaka Stock Exchange Ticker Code 8086) today announced the successful completion of a short-form merger of Home Diagnostics, Inc. (NASDAQ: HDIX) with Nipro’s wholly-owned subsidiary, Nippon Product Acquisition Corporation (the “Purchaser”).
     To complete the acquisition of 100% of Home Diagnostics’ shares, the Purchaser has effected a short-form merger pursuant to Delaware law in which the Purchaser has merged with and into Home Diagnostics, with Home Diagnostics surviving the merger and continuing as a wholly-owned subsidiary of Nipro. As a result of the merger, any Home Diagnostics shares not tendered pursuant to the Purchaser’s previously-announced tender offer (other than any (i) treasury shares, shares held by any Home Diagnostics subsidiary or shares held by Nipro or any of its subsidiaries and (ii) shares held by a holder who has not voted in favor of or consented to the merger and who has properly demanded and perfected the holder’s appraisal rights under Delaware law) will be converted into the right to receive $11.50 in cash, without interest and less any required withholding taxes.
     Following the merger, Home Diagnostics’ shares will cease to be traded on the Nasdaq Global Select Market.
About Nipro Corporation
     Nipro Corporation (Tokyo Stock Exchange and Osaka Stock Exchange Ticker Code 8086), founded in 1954, is engaged directly and through its subsidiaries principally in the development, manufacture and sale of medical devices, pharmaceutical products and medical and glass products. Nipro’s medical device division is engaged in the manufacture and sale of medical devices and its related products, the development, manufacture and sale of cell culturing-related products, as well as the development and sale of diabetes-related products. Nipro also currently markets its own insulin pump through its U.S. diabetes division. Nipro’s pharmaceutical division is engaged in the research, manufacture and sale of pharmaceuticals, such as blood derivatives. The instrument division of Nipro manufactures and sells glass pipes and other glass products, including the inner bottles of thermos bottles. Nipro and its subsidiaries also sell medical device manufacturing equipment and conduct real estate leasing and non-life insurance agency businesses. For more information please visit www.nipro.co.jp.

About Home Diagnostics
     Based in Fort Lauderdale, Florida, Home Diagnostics (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management products. Home Diagnostics offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics product line includes TRUE2go™, TRUEresult®, TRUEtrack®, TRUEbalance™, Sidekick®, TRUEread® and Prestige IQ® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring systems for leading pharmacies including CVS, Rite Aid and Walgreens, as well as distributors such as AmerisourceBergen, Cardinal Health, McKesson, Invacare and Liberty Medical. Home Diagnostics was named one of Forbes magazine’s “200 Best Small Companies” in 2008, and in 2009 received several recognitions for the company’s TRUE2go blood glucose meter, including a Medical Design Excellence Award (MDEA) and a Gold Award in the Medical/Test Equipment category as part of appliance DESIGN Magazine’s 22nd Annual Excellence in Design (EID) Awards Competition. For more information please visit www.homediagnostics.com.
Forward-looking statements
     The statements made in this press release which are not historical facts are forward-looking statements. As a result of a number of factors, actual results could differ materially from those set forth in the forward-looking statements. Factors that might cause actual results to differ materially from those in the forward-looking statements include those factors set forth under the heading “Risk Factors” in Home Diagnostics’ annual report on Form 10-K for the year ended December 31, 2008. The forward-looking statements are made only as of the date of press release. Except as otherwise required by law, Nipro and Home Diagnostics each specifically disclaim any obligation to update any of these forward-looking statements.
     TRUE2go, TRUEresult, TRUEbalance, TRUEtrack, Sidekick, TRUEread, Prestige IQ, TRUEfill and TRUEtest are trademarks of Home Diagnostics. All other trademarks are property of their respective owners.
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